Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

180 Life Sciences Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(1)	Maximum Aggregate Offering Price of Securities Previously Registered		Form Type	File Number	Initial Effective Date
Equity	Common stock, par value $0.001, underlying warrants(2)	234,145	$4,826,853.61	(4)	S-1	333-249539	May 12, 2023
Equity	Common stock, par value $0.001, underlying warrants(3)	477,058	$1,994,101.56	(5)	S-1	333-276796	February 9, 2024

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents the resale of shares of common stock issuable upon the exercise, at an exercise price of $3.23 per share, of the July 2022 Common Warrants, December 2022 Common Warrants, and April 2023 Common Warrants (as defined in the accompanying prospectus).

(3)	Represents the resale of shares of common stock issuable upon the exercise, at an exercise price of $3.23 per share, of the December 2023 Common Warrants (as defined in the accompanying prospectus).

(4)	Estimated solely for the purpose of computing the amount of the registration fee and is based on the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on May 3, 2023, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(5)	Estimated solely for the purpose of computing the amount of the registration fee and is based on the average high and low sales prices of our common stock of $9.09 per share as of July 16, 2021, as reported on The NASDAQ Capital Market, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.